Exhibit 19.1
REALTY INCOME CORPORATION
Insider Trading Compliance Policy

Federal, state and country laws and regulations prohibit trading in the securities of a company or a financial instrument (including related derivatives contracts) while in possession of material non-public information and providing material non-public information to others so that they can trade. Realty Income Corporation (together with its subsidiaries, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in your dismissal from the Company or even serious criminal and civil charges against you and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

Although the Company's shares and/or securities are not listed or traded on a EU or UK regulated market, multilateral trading facility or organized trading facility, it is possible that the Company and employees may come into possession of inside information (including in relation to tenants of property owned by the Company (the Tenants)).

I.Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security or financial instrument while in possession of material non-public information relating to the security. Insider trading is a crime and penalties may include imprisonment and fines for individuals and for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors and employees, of the Company (“covered persons”), as well as family members of covered persons, including but not limited to spouses, children, stepchildren, grandchildren, parents, step-parents, grandparents, siblings and in-laws, and anyone else who lives in the covered person’s household. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material non-public information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Questions regarding this Policy should be directed to the Company’s Chief Legal Officer and General Counsel (the “General Counsel”) or her designee.

Responsibility for administering this Policy (including interpretations, waivers or exceptions) will rest with the General Counsel or her designee. The Chief Financial Officer will administer this Policy as it applies to any trading activity of the General Counsel.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy. You also bear responsibility for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II.Statement of Policies Prohibiting Insider Trading

No officer, director, or employee (or any other covered person) shall purchase or sell any type of security including derivatives instruments while in possession of material non-public information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company including a tenant.

Additionally, no officer, director or employee listed on a schedule maintained by the policy administrator, referred to herein as Schedule I, (as amended from time to time) shall purchase or sell any security of the Company during the period beginning on the last day of any fiscal quarter of the Company and ending upon completion of one full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities; or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was precleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material non-public information. When that happens, the Company will recommend that those in possession of the material non-public information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material non-public information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material non-public information.

No officer, director, or employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis and in the proper performance of your role in relation to the Company or any other issuer (including Tenants).

III.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material non-public information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities instruments.

A.What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of an issuer's business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; acquisition volume; possible mergers, acquisitions, tender offers, joint ventures, or dispositions; important business developments relating to the issuer's portfolio, clients, strategic collaborators, or the status of regulatory approvals; board, management, or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; changes in credit ratings; defaults on borrowings; bankruptcies;

cybersecurity or data security incidents; significant litigation or regulatory actions; changes in auditors or auditor notification that the issuer may no longer rely on an audit report; events regarding the Company’s or another issuer's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding); and regulatory approvals or changes in regulations and any analysis of how they affect the Company and/or an issuer. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Company’s General Counsel or her designee. A good rule of thumb: When in doubt, do not trade.

B.What Is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website or another regulator.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

C.Who Is an Insider?

“Insiders” include officers, directors, and any employees of a company, or anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the Company’s securities. Insiders may not trade in the Company’s securities while in possession of material non-public information relating to the Company, nor may they tip such information to anyone outside the Company or to anyone within the Company other than on a “need-to-know” basis. You must also not trade on the basis of non-public information relating to any other issuer including Tenants.

As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s or other issuer's securities (including Tenants) are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

D.Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Regulators have prosecuted civilly and criminally insider trading violations. Enforcement remedies available to the government or private plaintiffs under the federal securities laws as well as country specific rules include:

•administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator;
•the employer or other controlling person of a violator ;
•criminal fines for individual violators ; and
•jail sentences for individual violators.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. Regulators have the ability to monitor even the smallest trades and can perform routine market surveillance. Brokers or dealers are required by law to inform regulators of any possible violations by people who may have material non-public information.

G.Examples of Insider Trading

Examples of insider trading cases include actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments (e.g., announcement of earnings); friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

IV.Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Even if not subject to the requirements below, all covered persons are prohibited from trading in Company securities or tipping while in possession of material non-public information.

A.Quarterly Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material non-public information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, or employee listed on a schedule maintained by the policy administrator, referred to herein as Schedule I, (as amended from time to time) shall purchase, sell, gift or otherwise transfer any security of the Company during the period beginning on the earlier of (i) the day the Company notifies you that it has closed its books following the end of the last day of any fiscal quarter or (ii) at such other time as specified by the Company and ending upon completion of one full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:

•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards, the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or the vesting of equity-based awards that do not involve a market sale of the Company’s securities (the cashless exercise of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities; and
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction, or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was precleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy.

Exceptions to the blackout period policy may be approved only by the General Counsel or her designee. From time to time, the General Counsel or her designee may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

From time to time, the Company may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

B.Preclearance of All Trades by All Officers, Directors and Employees Listed on Schedule I

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/deferred compensation plans, participation in the DRIP, and the sale of Company stock issued upon exercise of stock options) by officers, directors, and employees listed on the schedule maintained by the policy administrator, referred to herein as Schedule I (as amended from time to time) (each, a “Preclearance Person”) must be precleared by the Company’s General Counsel or her designee, except for certain exempt transactions as explained in Section VI of this Policy. Preclearance does not relieve you of your responsibility under SEC rules.

A request for preclearance must be submitted through such platform or method as designated by the Company from time to time using the Trading Approval Form, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, the type of proposed transaction, the proposed date of the transaction, the number of shares or other securities to be involved among such other information as requested on the form. The Trading Approval Form includes a certification that the Preclearance Person is not aware of material non-public information about the Company. The General Counsel or her designee shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within three business days of receipt of the preclearance, unless a specific exception has been granted by the General Counsel or her designee. A precleared trade (or any portion of a precleared trade) that has not been effected during this period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the General Counsel or her designees, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the General Counsel or her designees, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.Post-Termination Transactions

If you are in possession of material non-public information when your service terminates, federal securities laws continue to prohibit trading in the Company’s or other companies securities until that information has become public or is no longer material.

D.Information Relating to the Company

1.Access to Information

Access to material non-public information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis.

In communicating material non-public information to employees of the Company, all officers, directors, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Senior Vice President, Corporate Finance at (858) 284-5425 or ir@realtyincome.com. For more information on how to appropriately handle inquiries from third parties, refer to the Company’s Regulation FD Policy.

E.Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:

•maintaining the confidentiality of Company-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be avoided. If it cannot be avoided, review should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material non-public information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate;

•restricting access to areas likely to contain confidential documents or material non-public information;
•safeguarding laptop computers, tablets, memory sticks, CDs, and other items that contain confidential information; and
•avoiding the discussion of material non-public information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, covered persons, as applicable, shall comply with the following policies with respect to certain transactions in the Company securities:

A.Short Sales

Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by covered persons are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities.

B.Publicly Traded Options and Derivatives

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a covered person is trading based on material non-public information. Transactions in options may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, by covered persons are prohibited by this Policy.

C.Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow covered persons to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the covered person may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities by covered persons are prohibited by this Policy.

D.Margin Accounts and Pledging

Covered persons are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities) or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans or to situations approved in advance by the General Counsel or her designee.

E.Trading of Securities of Other Companies

Covered persons are prohibited from purchasing, selling, gifting or otherwise transferring any security of any other company (including, for example, the Company’s tenants), while in possession of material non-public information about the other company obtained in connection with such covered person’s employment by or service to the Company.

Pre-clearance Persons are prohibited and may not trade in securities (stock and notes or any other security form that may be issued) of any company listed on a schedule maintained by the policy administrator, referred to herein as Schedule II (each a “Peer Group Company” or collectively, the “Peer Group Companies”) unless approved in advance by the General Counsel or her designee. The Company reserves the right to change the Peer Group Companies listed on the schedule maintained by the policy administrator, referred to herein as Schedule II from time to time.

F.Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel or her designee.

VI.Rule 10b5-1 Trading Plans

The restrictions set forth in this Policy, except for provisions set forth in Section V “Additional Prohibited Transactions” above, do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1, Item 408(c) of Regulation S-K, and all applicable state laws (a “Trading Plan”) that:

•has been submitted to and preapproved by the Company’s General Counsel or her designee (the “Authorizing Officer”), at least 30 days before the commencement of any transactions under the Trading Plan;
•you entered into in good faith at a time when you were not in possession of material non-public information about the Company; and

•either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.

The Trading Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted, and for persons other than directors or officers, 30 days following the adoption or modification of a Trading Plan. You may not enter into overlapping Trading Plans (subject to certain exceptions) and may only enter into one single-trade Trading Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. You may only amend or revoke a Trading Plan outside of quarterly trading blackout periods when you do not possess material non-public information. Any amendment or revocation of a Trading Plan must be preapproved by the Authorizing Officer at least 30 days before you trade under an amended or outside of a revoked Trading Plan, and at least 180 days before you establish a new Trading Plan.

The Company reserves the right to publicly disclose, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

A.Section 16: Insider Reporting Requirements, Short-Swing Profits, and Short Sales (Applicable to Officers, Directors, and 10% Stockholders)

1.Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5

Section 16(a) of the 1934 Act generally requires all officers, directors, and 10% stockholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to file with the SEC an

“Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s stock, options, and warrants that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on SEC Form 4, including changes that result from giving or receiving gifts of the Company’s securities, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.

2.Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5

For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material non-public information.

The Section 16 Insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the General Counsel or her designee prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s stock, options, or warrants.

3.Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

You should consult the General Counsel or her designee if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

B.Rule 144 (Applicable to Section 16 Insiders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below:

•Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII.Execution and Return of Certification of Compliance

After reading this Policy, all covered persons are required to annually certify to his/her compliance with this Policy in the form of which is attached hereto as “Attachment B.”

Attachment A
Short-Swing Profit Rule Section 16(b) Checklist

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Realty Income Corporation (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
3.Are any purchases (or nonexempt option exercises) anticipated or required within the next six months?
4.Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:
1.Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
3.Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material non-public information that could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be precleared by contacting the Company’s General Counsel or her designee.

Attachment B
Form of Certification of Compliance
I have received, reviewed, and understand the Realty Income Corporation Insider Trading Compliance Policy (the “Policy”) and undertake, as a condition to my present and continued employment or affiliation with Realty Income Corporation and its subsidiaries (collectively, the “Company”) to comply fully with the policies and procedures contained therein. I further hereby certify, to the best of my knowledge, that I have complied with the Policy. Lastly, I also understand and agree that I will be subject to sanctions (up to and including termination of employment or affiliation) that may be imposed by the Company, in its sole discretion, for violation of the Company’s policies.

Signature:    ____________________________
Date:    ____________________________
Name:    ____________________________
    (Please Print)
Title:    ____________________________